                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of Feb 25, 2004 (the "Effective Date"), by and between Rodney B. Mott ("Executive") and International Steel Group Inc., a Delaware corporation.

                                R E C I T A L S:

      A. Executive serves as the President, Chief Executive Officer and Vice Chairman of the Board of Directors, and is a key corporate officer of ISG.

      B. ISG desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions of this Agreement.

      C. The Directors have also determined that it is in the best interests of the stockholders and ISG to promote stability among key officers.

      IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

      1.1 "Accountants" has the meaning set forth in Section 10.7(B)(i).

      1.2 "Base Salary" has the meaning set forth in Section 6.1.

      1.3 "Board" means the board of directors of ISG.

      1.4 "Cash and Stock Bonus Plan" has the meaning set forth in Section 6.2 hereof.

      1.5 "Cause" means (A) commission by the Executive of (i) a serious felony or (ii) any serious crime involving fraud, dishonesty or breach of trust relating to ISG or Executive's employment with ISG, (B) gross negligence or intentional misconduct by Executive with respect to ISG or in the performance of his duties at ISG, (C) failure to follow a reasonable, lawful and specific direction of the Board of Directors, or (D) breach by Executive of any material provision of this Agreement, which breach is not corrected by Executive within ten (10) calendar days after receipt by Executive of written notice from ISG of such breach.

      1.6 "Code" has the meaning set forth in Section 10.7(A).

      1.7 "Covered Payments" has the meaning set forth in Section 10.7(A).

      1.8 "Disability" or "Disabled" means the absence of Executive from Executive's duties with the Company on a full time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative.

      1.9 "Excise Tax" has the meaning set forth in Section 10.7(A).

      1.10 "Excise Tax Reimbursement" has the meaning set forth in Section 10.7(A).

      1.11 "Good Reason" means the termination of Executive's employment by Executive for any of the following reasons:

            (A) Involuntary reduction in Executive's Base Salary unless such reduction occurs simultaneously with a company-wide reduction in officers' salaries;

            (B) Involuntary discontinuance or reduction in bonus award opportunities for Executive under ISG's Cash and Stock Bonus Plan unless a company-wide reduction of all officers' bonus awards occurs simultaneously with such discontinuance or reduction;

            (C) Significant reduction in Executive's responsibilities and status within the ISG organization, or a change in his title or office without written consent of Executive;

            (D) Involuntary discontinuance of Executive's participation in any employee benefit plans maintained by ISG unless such plans are discontinued by reason of law or loss of tax deductibility to ISG with respect to contributions to such plans, or are discontinued as a matter of ISG policy applied equally to all participants in such plans;

            (E) Failure to obtain an assumption of ISG's obligations under this Agreement by any successor to ISG, regardless of whether such entity becomes a successor to ISG as a result of a merger, consolidation, sale of assets of ISG, or other form of reorganization;

            (F) Termination of Executive's employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 9 hereof;

            (G) Failure of Executive to be elected to the Board; or

            (H) A material breach of this Agreement by ISG, which breach is not corrected by ISG within ten (10) calendar days after receipt by the Company of written notice from Executive of such breach.

      1.12 "ISG" means International Steel Group Inc. and each of the affiliates of International

Steel Group Inc. (meaning any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, International Steel Group Inc.), along with all successors and assigns of each of such entities.

      1.13 "Plan" has the meaning set forth in Section 7.5.

      1.14 "Term" has the meaning set forth in Section 5.

      1.15 "Termination Date" means the date on which the termination of Executive's employment with ISG becomes effective.

2. Termination of Prior Agreements.

      The parties hereto acknowledge and agree that, effective as of July 31, 2003, all prior employment agreements are terminated and each and every provision of each of such agreements is rendered void and of no further force or effect whatsoever.

3. Employment.

      ISG hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 5 of this Agreement.

4. Duties.

      During the Term, Executive shall serve ISG as its President, Chief Executive Officer and, Vice Chairman of the Board of Directors in accordance with reasonable and lawful directions from ISG's Board of Directors and in accordance with ISG's Articles of Incorporation and Amended Bylaws, as both may be amended from time to time. Executive will report directly to the Board of Directors. While Executive is employed by ISG as a full-time employee, Executive shall serve ISG, faithfully, diligently, competently and to the best of his ability, and will exclusively devote his full time, energy and attention to the business of ISG and to the promotion of its interests. Executive shall not, without the written consent of the Board of Directors of ISG, which shall not be unreasonably withheld, render services to or for any person, firm, corporation or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and whether or not it is paid directly or indirectly to Executive. Nothing in this Section 4 shall preclude Executive from managing his personal investments and affairs, provided that such activities in no way interfere with the proper performance of his duties and responsibilities as President, Chief Executive Officer and, Vice Chairman of the Board of Directors.

5. Term of Employment.

      Subject to Article 9, the term of this Agreement (the "Term") shall commence on the Effective Date and end on December 31, 2006. The Term shall automatically be extended by one year on each December 31 unless not later than September 30 of such year ISG notifies Executive, or

Executive notifies ISG, that it or he, as the case may be, does not desire to have the Term extended.


6. Compensation.

      6.1 Base Salary. While employed under this Agreement, Executive will receive as his compensation for the performance of his duties and obligations to ISG under this Agreement a base salary of Six Hundred Thousand Dollars ($600,000.00) per year, which will be payable in semi-monthly installments, and which will be subject to annual review by the Compensation Committee as approved by the Board of Directors (the base salary, as it may be increased from time to time, is referred to herein as the "Base Salary").

      6.2 Bonus. In addition to the Base Salary, Executive will receive with respect to each calendar year a bonus in accordance with ISG's Officer Cash and Stock Bonus Plan (the "Cash and Stock Bonus Plan"), a copy of which has been delivered to Executive.

      6.3 Withholding. All compensation payable to Executive pursuant to this
Section 6 shall be paid net of amounts withheld for federal, state, municipal or local income taxes, Executive's share, if any, of any payroll taxes and such other federal, state, municipal or local taxes as may be applicable to amounts paid by an employer to its employee or to the employer/employee relationship.

7. Other Benefits of Employment.

      7.1 Retirement Benefits.

            (A) 401(k) Plan. Executive will participate in the ISG 401(k) Plan, a copy of which has been provided to Executive, in accordance with the provisions of the ISG 401(k) Plan, as amended from time to time.

            (B) Post-Retirement Medical. If Executive retires prior to or after attaining the age 65, ISG will provide the following:

                  (i) Until Executive attains age sixty five (65), ISG will
            provide Executive and his dependents with health care and major medical coverage that is comparable to the coverage that Executive and his dependents are receiving on the date of Executive's retirement. ISG will pay one hundred percent (100%) of the cost of such coverage.

                  (ii) On and after Executive's sixty-fifth (65th) birthday, ISG will provide Executive and his dependents with the same health care and major medical coverage as other Executives and their dependents, provided, however, that upon attaining the age of 65 Executive enrolls in Parts A and B of Medicare and that Medicare coverage will be primary. ISG and Executive will share the cost of such coverage with Executive paying the same percentage or amount of such cost as he would be required to pay under the ISG Employee Medical Plan, as in effect on his sixty-fifth birthday.


      7.2 Executive Life Insurance. During such time as Executive is employed by ISG, ISG shall pay the premiums on an Universal Life Policy, which shall be owned by Executive and which shall provide Executive with One Million Dollars ($1,000,000) in life insurance, plus forty percent (40%) of such premiums as a gross up amount to cover the income taxes with respect to such premium reimbursement. Executive will be responsible for the payment of all taxes associated with the payment of the premiums and the gross up amount. Executive acknowledges that a physical examination may be required by the insurer.

      7.3 Disability. Executive will be entitled to participate in ISG's Long Term Disability program applicable to executive level employees of ISG, and in ISG's Short Term Illness Program, all in accordance with the provisions of such programs as they may be amended from time to time.

      7.4 Miscellaneous Benefits. Executive will be entitled to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by ISG from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees of ISG who participate in such employee benefit plans (except to the extent that the benefits provided under any of such plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

      7.5 Stock Options and Grants. Executive shall continue to be eligible to receive awards of stock options and restricted stock in accordance with the provisions of the 2002 Stock Option Plan of International Steel Group Inc., as they may be amended or superseded from time to time (the "Plan"). The terms of such awards shall be determined by the Board of Directors in accordance with the Plan, provided however, that notwithstanding any provision of the Plan to the contrary, i) in the event of any termination of Executive's employment for any reason other than for Cause as specified in 1.5 (a) or (d), pursuant to Section 10.3, any stock options granted to Executive prior to such Termination Date shall immediately vest and be exercisable by Executive under the Plan; ii) in the event of any termination of Executive's employment for Cause as specified in
1.5 (a) or (d), pursuant to Section 10.3, only those stock options granted to Executive on April 12, 2002 shall immediately vest and be exercisable by Executive under the Plan, and (iii) in the event of Executive's termination pursuant to Section 10.5 only those options vested on the date of termination will be exercisable by Executive under the Plan. It being understood that for purposes of this Section 7.5 that the burden of proof shall rest with the Company.

      7.6 Taxes and Withholding. Executive shall be responsible for paying all federal, state, municipal or local taxes payable by him with respect to any benefits provided under this Section 7, and ISG will, when required by law or when otherwise appropriate or customary, withhold from the benefits or other compensation amounts sufficient to satisfy such taxes.

8. Vacation. Executive will be entitled to five (5) weeks paid vacation and ISG recognized holidays.

9. Termination.

      9.1 Termination by ISG.

            (A) This Agreement shall automatically terminate effective upon (i) the date of Executive's death; (ii) the date that Executive is determined to be permanently Disabled or (iii) the date of Executive's retirement.

            (B) ISG may terminate this Agreement, and Executive's employment with ISG, without Cause upon ninety (90) days' prior written notice to Executive or ISG may elect to not renew the term of the Agreement in accordance with Section 5.

            (C) ISG may terminate this Agreement and Executive's employment with ISG, with Cause effective immediately and without the requirement of prior notice to Executive.

      9.2 Termination by Executive. Executive may terminate this Agreement, and his employment with ISG, with or without Good Reason, upon ninety (90) days' prior written notice to ISG or may elect to not renew the term of the Agreement in accordance with Section 5.

      9.3 Notice. Any purported termination of this Agreement by ISG or Executive shall be communicated by written notice of termination to the other party. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated, shall specify the Termination Date (which shall not be earlier than the date of the notice), and, if the notice is from ISG, shall specify whether the provisions of Section 11.3 shall apply to Executive following the Termination Date.

10. Compensation and Benefits Upon Termination of Employment.

      10.1 Termination of Employment upon Death. If Executive's employment is terminated by reason of death, his estate shall be entitled to receive only the Base Salary to which Executive was entitled through the date of death, any accrued unpaid bonus compensation (calculated on a pro rata basis) due to Executive with respect to the calendar year prior to and the calendar year in which the Termination Date occurs, and such other benefits as may be available to Executive or his estate through ISG's benefit plans and policies.

      10.2 Termination of Employment upon Disability. If Executive's employment is terminated due to his Disability, Executive shall be entitled to receive only the Base Salary to which he was entitled through the date of termination due to Disability, any unpaid bonus or incentive compensation (calculated on a pro rata basis) due to Executive with respect to the calendar year prior and the calendar year in which the Termination Date occurs, and such other benefits as may be available to Executive through ISG's benefit plans and policies.

      10.3 Termination of Employment by ISG for Cause. If Executive's employment is terminated for Cause as provided in Section 9.1(C), Executive shall be entitled to receive the Base Salary to which he was entitled through the Termination Date, accrued unpaid bonus compensation (calculated on pro rata basis), due to Executive with respect to the calendar year prior and the calendar year in which the Termination Date occurs and such other benefits as may be available to him through ISG's benefit plans and policies in effect on the Termination Date and the immediate veting of stock options as specified in Section 7.5.

      10.4 Termination Without Cause or Termination For Good Reason. If ISG terminates Executive's employment without Cause pursuant to Section 9.1(B) or if Executive terminates his employment for Good Reason pursuant to Section 9.2, Executive shall receive: (A) severance pay equal to three times his Base Salary and bonus compensation in the amount of three times the average of Executive's previous three years annual bonus; and (B) all other benefits including without limitation, health care and major medical coverage, for a period of three (3) years from the Termination Date. In the event that Executive has been employed for less than three calendar years, then the bonus payment shall be three times the average of the bonus earned in those years. Said severance and bonus payment shall be made in a lump sum payment within thirty (30) days of the Termination Date. Executive and ISG agree that the receipt of severance benefits as defined in this Section 10.4 are conditioned upon and subject to Executive and ISG executing a valid mutual release agreement releasing any and all claims which either of them have or may have against the other arising out of Executive's employment (other than enforcement of this Agreement).

      10.5 Termination of Employment other than for Good Reason. If Executive terminates employment with ISG pursuant to Section 9.2 other than for Good Reason or elects not to renew the agreement for an additional term, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date, accrued unpaid bonus compensation (calculated on a pro rata basis) due to Executive for the calendar year prior and the calendar year in which the Termination Date occurs and such other benefits as may be available to him through ISG's benefit plans and policies.

      10.6 Effect of Termination. Upon termination of Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of ISG to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Section 11 of this Agreement and the provisions hereof relating to the obligations of ISG described in the preceding sentence, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

      10.7 Certain Further Payments by ISG.

            (A) In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by ISG or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, ISG shall pay to Executive at the time specified in this Section 10.7 an additional amount (the "Excise Tax Reimbursement") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Excise Tax Reimbursement provided for by this Section 10.7, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

            (B) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:


                  (i) such Covered Payments will be treated as "parachute
            payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of ISG's independent certified public accountants appointed prior to the date upon which a change in control became effective or tax counsel selected by such accountants (the "Accountants"), ISG has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax; and

                  (ii) the value of any non-cash benefits or any deferred
            payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (C) For purposes of determining the amount of the Excise Tax Reimbursement, Executive shall be deemed to pay:

                  (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Excise Tax Reimbursement is to be made; and

                  (ii) any applicable state and local income taxes at the
            highest applicable marginal rate of taxation for the calendar year in which the Excise Tax Reimbursement is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

            (D) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Excise Tax Reimbursement made, Executive shall repay to ISG, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Excise Tax Reimbursement that would not have been paid if such Excise Tax had been applied in initially calculating such Excise Tax Reimbursement, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Excise Tax Reimbursement to be refunded to ISG has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to ISG shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and ISG shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

            (E) In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Excise Tax Reimbursement is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Reimbursement), ISG shall make an additional Excise Tax Reimbursement in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

            (F) The Excise Tax Reimbursement (or portion thereof) provided for in Section 10.7(A) above shall be paid to Executive not later than ten
      (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Excise Tax Reimbursement (or portion thereof) cannot be finally determined on or before the date on which payment is due, ISG shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Excise Tax Reimbursement and shall pay the remainder of such Excise Tax Reimbursement (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Excise Tax Reimbursement exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by ISG to Executive, payable on the fifth (5th) business day after written demand by ISG for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      10.8 Other Employment. Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment. Moreover, the amount of any payment provided for in this Section 10 shall not be reduced by any compensation earned or benefits provided as the result of employment of Executive by another employer or as a result of Executive being self-employed after the Termination Date.

11. Confidentiality and Non-Compete.

      11.1 Non-Disclosure. Executive expressly covenants and agrees that he will not reveal, divulge or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning ISG or its business, or anything connected therewith.

      11.2 Return of Materials. Executive agrees to deliver or return to ISG upon termination or expiration of this Agreement or as soon thereafter as possible, all written information and any other similar items furnished by ISG or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of this Agreement or Executive's employment with ISG.

      11.3 Non-Competition. In the event of termination of this Agreement by ISG without Cause or by Executive without Good Reason, Executive shall not (except as an officer, director, employee, agent or consultant of ISG) during the two-year period following the Termination Date, directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise that is actively engaged in any business which is in competition with ISG or any of its subsidiaries or affiliates in any geographic area in which ISG or any of its subsidiaries or affiliates does business on the Termination Date; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided, further, that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

      11.4 No Solicitation. Executive hereby further agrees and covenants that between the Effective Date and the termination of this Agreement as provided in
Section 9, and for a period of three (3) years after such termination, he shall not, directly or indirectly, on his own behalf or with others (A) induce or attempt to induce any employee of ISG to leave the employ of ISG, or in any way interfere with the relationship between ISG and any employee; (B) knowingly hire any employee of ISG; or (C) induce or attempt to induce any referral source, customer, or other business relation of ISG not to do business with ISG, or to cease doing business with ISG, or in any way interfere with the relationship between any such referral source, customer, or business relation and ISG.

      11.5 Injunctive Relief. Executive acknowledges that it is impossible to measure in money the damages that will accrue to ISG by reason of Executive's failure to observe any of the obligations imposed on him by this Section 11. Further, if a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in
Section 11.3 is an unenforceable restriction on Executive's activities, the provisions of Section 11.3 shall not be rendered void but shall be deemed amended to apply such maximum time and territory and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

12. Additional Indemnification.

      ISG agrees to indemnify, defend and hold Executive harmless as to all claims, suits, actions or causes of action brought against Executive by any former employer of Executive unless Executive engaged in willful misconduct or acted in a manner that was grossly negligent.

13. Miscellaneous.

      13.1 Assignment. This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Executive shall not assign this Agreement.

      13.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Ohio without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

      13.3 Entire Agreement. This Agreement, together with the Director and Officer Indemnification Agreement between Executive and ISG, dated as of November 25, 2003, set forth the entire agreement of the parties concerning the employment of Executive by ISG, and any other oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. Both parties hereto have participated in the selection of the words and phrases set forth in this Agreement in order to express their joint intentions in entering into this employment relationship, and the parties hereto agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

      13.4 Notices. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of ISG at the time of the delivery of such notice, and properly addressed to ISG if addressed to:

                         Karen A Smith
                         Vice President, Human Resources
                         International Steel Group, Inc.
                         3250 Interstate Drive - 2nd Floor
                         Kinross Lakes
                         Richfield, OH 44286

      13.5 Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of law. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.


      13.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.


                                        INTERNATIONAL STEEL GROUP INC.


                                        By:/s/ William C. Bartholomay
                                           -------------------------------------
                                        Name: William Bartholomay
                                              ----------------------------------
                                        Its: Chairman Compensation Committee
                                             -----------------------------------



                                                    /s/Rodney B. Mott
                                        ----------------------------------------
                                                     Rodney B. Mott